Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Condensed Financial Information” and “Officers and Directors” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference therein of our report dated January 20, 2006, with respect to the Registration Statement (Form N1-A) and related Prospectus and Statement of Additional Information of Mairs and Power Balanced Fund, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 52 under the Securities Act of 1933 (Registration No. 002-018269) and Amendment No. 52 under the Investment Company Act of 1940 (Registration No. 811-01048).

s/ Ernst & Young LLP

Minneapolis, Minnesota

April 28, 2006